SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 16, 2016

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 15, 2016, the Board of Directors (the “Board”) of Zion Oil & Gas, Inc. (the “Company”) elected Dustin L. Guinn, currently the Company’s Executive Vice Chairman of the Board, to fill the positions of President and Chief Operating Officer on an interim basis. Mr. Guinn is replacing Glen Perry who tendered his resignation from the positions of President and Chief Operating Officer. Mr. Guinn will continue his position as Executive Vice Chairman under his current Employment Agreement. In addition, on September 15, 2016, the Board elected Michael B. Croswell Jr, Corporate Vice President of Administration and Corporate Controller, to the position of Chief Financial Officer, which includes assuming the position of Chief Accounting Officer. Mr. Croswell will continue in his current positions as Corporate Vice President of Administration and Corporate Controller. Mr. Croswell is replacing Ilan Sheena as the Company’s Chief Financial Officer, effective September 12, 2016, the date of Mr. Sheena’s resignation notice to the Company. All of these transitions were effective as of September 12, 2016 and Mr. Sheena, having served the Company diligently for seven years, will continue as an employee of the Company for the 60 day notice period provided in his employment agreement in order to assist in the transition of responsibilities.

Since July 1, 2016, Mr. Dustin Guinn has served as the Company’s Executive Vice Chairman under an Employment Agreement dated July 1, 2016 with a base salary of $250,000 annually as well as other employee benefits. With his election to President and Chief Operating Officer, Mr. Guinn will continue to serve as Executive Vice Chairman under the same Employment Agreement. Mr. Guinn has 185,000 Company stock options outstanding.

Prior to joining the Company, Mr. Guinn served as Chief Executive Officer (“Viking CEO”) of Viking Services from June of 2011 through September 30, 2015. Mr. Guinn’s primary responsibilities included operational and strategic management focusing on the growth, deployment and profitability of assets in Turkey, Northern Iraq, Hungary, Bulgaria, Serbia, Romania and other strategic countries within the Middle East, North Africa, as well as Central and Eastern Europe. Mr. Guinn has extensive experience in transactional mergers and acquisitions involving both entity and asset purchases as well as the integration of those acquisitions and has been intimately involved in the growth of Viking, in terms of financial, operational, structural, and reporting and management growth since its inception in 2008. Prior to assuming the responsibilities of Viking CEO in 2011, Mr. Guinn served as President of Viking International and Viking Geophysical in which he leveraged his financial background and experience to focus on the continued development of operational efficiencies, reporting implementation, profitable asset deployment and accountability focusing on ROI metrics. Mr. Guinn was integral in the procurement and negotiation of many of Viking’s key long-term, ongoing service contracts and MSAs that Viking currently enjoys. Mr. Guinn has also served in a number of capacities within Viking such as CFO, Treasury Manager and Financial Analyst, which allowed for the opportunity to have a balanced and well-rounded understanding of the business. Mr. Guinn graduated, with honors, from New Mexico State University with a Bachelor of Business Administration degree in Finance, during which point and time he competed in both track and field and football and earned a Master’s Degree in Business Administration from West Texas A&M.

Mr. Croswell has been serving as Corporate Controller since April 2011. In February 2013, Mr. Croswell was promoted to Vice President of Administration while retaining his accounting responsibilities. Mr. Croswell is a corporate accounting and management professional with a diverse range of industry experience. He has been a Certified Public Accountant since 1997 and earned his Bachelor of Business Administration degree in Accounting from Stephen F. Austin State University and his Masters of Business Administration from the University of Dallas. From November 2006 to April 2011, he worked as Assistant Controller at Monitronics International, an alarm monitoring company and subsidiary of Ascent Media Corporation where he developed the monthly close schedule, implemented cross training and was recognized as a top manager. From October 2001 to February 2005, Mr. Croswell worked as an accounting manager and Controller at Genpass Technologies, an ATM transaction processing company and a subsidiary of U.S. Bancorp. From 1998 to 2001, he worked as an accounting manager at Monarch Dental Corporation where he was responsible for the Dallas, Houston, San Antonio, West Texas, and New Mexico markets which encompassed more than 60 dental offices. From 1994 to 1998, he worked at Maxus Energy Corporation (later acquired by YPF in Argentina which was later acquired by Repsol in Spain) as a joint interest accountant and later joined the international accounting group where he worked with the books and records for the Venezuela and Ecuador operations.

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In connection with his promotion to Chief Financial Officer, Mr. Croswell will receive an annual salary of $150,000, as well as other employee benefits, effective September 1, 2016. Mr. Croswell directly owns 50,000 shares of Company stock and has 220,000 Company stock options outstanding.

Neither Mr. Guinn nor Mr. Croswell is a party to any other material plan, contract or arrangement with the Company, nor has any other material plan, contract or arrangement to which he is a party been modified as a result of their respective promotions described above. In addition, neither Mr. Guinn nor Mr. Croswell has familial relationships or related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K (17 CFR 229.401(d) and 229.404(a)) in connection with their respective promotions described above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement dated as of July 1, 2016 between Zion Oil & Gas, Inc. and Dustin L. Guinn.

10.2 Employment Agreement dated as of August 15, 2016 between Zion Oil & Gas, Inc. and Michael B. Croswell Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: September 16, 2016	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

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